Exhibit 10.54

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SECURED PROMISSORY NOTE

$2,250,000.00 December 8, 2000

Bellevue, Washington

For value received, JBII Corporation, a Washington corporation (the "Company"), promises to pay to Popmail.com, Inc. (the "Holder"), the principal sum of Two Million Two Hundred Fifty Thousand Dollars and No Cents ($2,250,000.00) (as may be adjusted as provided in Section 2 below) (the "Principal Amount"), with zero interest on the unpaid principal hereof; provided, however, in the event the Company is in default of its obligation to pay any amounts due under this Note, then interest shall accrue from the date of such default solely on such amounts at the then applicable prime rate per annum. This Note is issued pursuant to that certain Asset Purchase Agreement dated December 8, 2000 by and among the Company, the Holder and IZ.com, Inc. (the "Asset Agreement"). All capitalized terms not defined herein shall have the meaning set forth in the Asset Agreement. This secured promissory note ("Note") is subject to the following terms and conditions.

1. Maturity. This Note will automatically mature and be due and payable in one of the following options, which option shall be chosen by Company in its sole discretion except that compliance with option (a) shall be mandatory upon the occurrence of a Liquidity Event (as defined below):

(a) Within five (5) days following the closing of (i) an underwritten initial public offering of the Company's Common Stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "IPO"), or (ii) the sale or other transfer or conveyance of all or substantially all of the Purchased Assets substantially in exchange for cash consideration, or (iii) the Company's merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) substantially in exchange for cash consideration or if the Company effects any other transaction or series of related transactions substantially in exchange for cash consideration in which more than fifty percent (50%) of the voting power of the Company is disposed of and the Company is not the survivor (each of (i), (ii) and (iii) a "Liquidity Event"); or

(b) Beginning at the end of the Company's first fiscal quarter that occurs after the three-year anniversary of the Closing Date (the "Initial Quarter"), Company shall pay Holder quarterly installments of exactly 15% of Company's net operating profit (as calculated in accordance with GAAP) from the previous fiscal quarter, with the first installment due 30 days after the end of the Initial Quarter and all subsequent installments payable 30 days after the end of each quarter thereafter, provided that all amounts due and payable under this Note shall be paid to Holder by no later than the date that is the eight-year anniversary of the Closing Date; or

(c) Beginning at the end of the Initial Quarter, if Company chooses to tender Popmail Stock (as defined in Section 3) pursuant to Section 3, Company shall pay Holder quarterly installments of shares of Popmail Stock having a value (determined as set forth in Section 3) equal to at least 50% of Company's operating profit (as calculated in accordance with GAAP) from the previous fiscal quarter, with the first installment due 30 days after the end of the Initial Quarter and all subsequent installments payable 30 days after the end of each quarter thereafter, provided that all amounts due and payable under this Note shall be paid to Holder by no later than the date that is the eight- year anniversary of the Closing Date; or

(d) If Company does not elect (a), (b) or (c) above, then the Note shall automatically mature and become due and payable in 48 equal monthly installments, with the first such installment due the date that is the four-year anniversary of the Closing Date, with subsequent installments due thereafter on the monthly anniversaries of the Closing Date.

Notwithstanding the foregoing, the entire unpaid principal sum of this Note shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Principal Amount Adjustment. In the event a Consideration Adjustment occurs as provided in Section 2.6(a) of the Asset Agreement or partial forgiveness of the Principal Amount occurs as provided in Sections 2.6(b) or 2.6(c) of the Asset Agreement, the Principal Amount shall be correspondingly reduced in an amount equal to such Consideration Adjustment or partial forgiveness, respectively. Any such adjustment shall affect only the Principal Amount, and all other terms and provisions of this Note shall remain unchanged.

3. Payment; Prepayment. All payments shall be made in either (i) lawful money of the United States of America or (ii) shares of Popmail.com, Inc. common stock ("Popmail Stock"), in each case at such place as the Holder hereof may from time to time designate in writing to the Company. Any shares of Popmail Stock tendered by Holder pursuant to this Section 3 shall be valued at the average of the closing trade prices over the ten day period immediately prior to the date such shares are tendered. Prepayment of this Note may be made at any time(s) and in any amount(s) without penalty.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same Principal Amount and interest will be issued to, and registered in the name of, the transferee. Interest and Principal Amount are payable only to the registered holder of this Note.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note.

8. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Grant of Security Interest. This Note is secured by a security interest in the Purchased Assets in accordance with a separate security agreement (the "Security Agreement") of even date herewith between the Company and the Holder, the terms of which are incorporated herein by reference. In case of an Event of Default (as defined in the Security Agreement), the Holder shall have the rights set forth in the Security Agreement.

10. Notice Regarding Oral Commitments. Oral agreements or oral commitments to loan money extend credit, or to forbear from enforcing repayment of a debt are not enforceable under Washington law.

COMPANY:

JBII CORPORATION

By:

Name:

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Title:

Address: 2310 130th Avenue NE,

Suite B-202

Bellevue, WA 98005

AGREED TO AND ACCEPTED:

POPMAIL.com, INC.

By: ___________________________

Name: _________________________

(print)

Title: __________________________

Address: 1333 Corporate Drive

Suite 350

Irving, TX 75038